UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: July 27, 2011
(Date of earliest event reported)

SUN COMMUNITIES, INC.
(Exact name of registrant as specified in its charter)

Maryland	1-12616	38-2730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27777 Franklin Rd.
Suite 200
Southfield, Michigan	48034
(Address of Principal Executive Offices)	(Zip Code)

(248) 208-2500
 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 27, 2011, Sun Communities, Inc., (the “Company”) and certain of its subsidiaries entered into a Second Amended and Restated Master Credit Facility Agreement with PNC Bank, National Association, and Fannie Mae, as described in more detail in Item 2.03 below.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On or about November 19, 2009, Sun Secured Financing LLC, Aspen-Ft. Collins Limited Partnership, Sun Secured Financing Houston Limited Partnership, Sun Communities Finance, LLC, Sun Holly Forest LLC and Sun Saddle Oak LLC (collectively, the “Borrowers”) and the Company filed suit against ARCS Commercial Mortgage Co., L.P., PNC ARCS, LLC, and the Federal National Mortgage Association (collectively, the “Defendants”) in the United States District Court for the District of Columbia as Case No. 1:09-cv-02162. On March 31, 2011, the parties entered into an Agreement and Release, pursuant to which the parties agreed to stay the litigation. As part of the settlement, the Company, the Borrowers, PNC Bank, National Association (as successor in interest to ARCS Commercial Mortgage Co., L.P., and PNC ARCS, LLC), and Fannie Mae agreed to enter into a Second Amended and Restated Master Credit Facility Agreement (the “Restated Credit Agreement”) which will amend and restate in its entirety the current credit agreement. The Restated Credit Agreement was executed on July 27, 2011 and, except for certain provisions relating to the transition from the Master Credit Facility Agreement currently in effect to the Restated Credit Agreement, will become effective October 3, 2011 if certain conditions are met.

Under the Restated Credit Agreement, the Borrowers will have a variable rate facility in the amount of $152,362,500, which will mature on May 1, 2023 and will provide for interest-only payments until May 1, 2014, after which principal and interest payments will be due based on a 30-year amortization.  The interest rate for the variable rate facility will be equal to the 90-day LIBOR index, plus an investor spread determined as of the date the rate is locked, plus a variable facility fee equal to 90 basis points through maturity. The investor spread will be locked pursuant to a rate lock agreement that will be entered into prior to the October 3, 2011 effective date.  The 90-basis point variable facility fee will be retroactively applied to the variable rate facility as of January 1, 2011. The Borrowers have the option to convert the variable rate facility into a fixed-rate facility pursuant to the terms of the Restated Credit Agreement.

Under the current Master Credit Facility Agreement between the Borrowers and PNC Bank, the Borrowers have borrowed an additional $213.0 million pursuant to three fixed-rate facility notes which mature in 2013 and 2014. Under the Restated Credit Agreement, PNC Bank will complete a full underwriting of the facility prior to March 1, 2013, and the three existing fixed-rate facility notes are expected to be extended to provide for maturity dates of May 1, 2023. The Borrowers have the option to convert the fixed-rate facility notes, in whole or in part, into variable or fixed rate components, pursuant to the terms of the Restated Credit Agreement.

The credit facility is secured by mortgages encumbering 34 manufactured housing communities comprised of real and personal property owned by the Borrowers.  Additionally, the Company has provided a guaranty of the recourse carve-out obligations of the Borrowers under the credit facility.

The foregoing description is qualified in its entirety by reference to the Restated Credit Agreement, a copy of which is attached hereto as Exhibit 10.1, and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d)                      Exhibits.

Exhibit No.	Description

10.1
Second Amended and Restated Master Credit Facility Agreement dated July 27, 2011, among Sun Secured Financing LLC, Aspen-Ft. Collins Limited Partnership, Sun Secured Financing Houston Limited Partnership, Sun Communities Finance, LLC, Sun Holly Forest LLC, Sun Saddle Oak LLC, PNC Bank, National Association and Fannie Mae

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUN COMMUNITIES, INC.
Dated: August 2, 2011	By:	/s/ Karen J. Dearing
Karen J. Dearing, Executive Vice President, Chief Financial Officer, Secretary and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

10.1
Second Amended and Restated Master Credit Facility Agreement dated July 27, 2011, among Sun Secured Financing LLC, Aspen-Ft. Collins Limited Partnership, Sun Secured Financing Houston Limited Partnership, Sun Communities Finance, LLC, Sun Holly Forest LLC, Sun Saddle Oak LLC, PNC Bank, National Association and Fannie Mae